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JPMorgan China Region Fund, Inc.

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JPMORGAN CHINA REGION FUND, INC.

1 Beacon Street, 18th Floor
Boston, Massachusetts 02108, USA

March 29, 2016

Dear Shareholders:

Re:	JPMorgan China Region Fund Inc. (“JFC” or the “Fund”) and Ancora Advisors LLC (“Ancora”)

Ancora has recently acquired a 4.7% shareholding in JFC and has advised that it will propose two resolutions at the Fund’s May Annual Stockholder Meeting (AGM) that request that:

•	the Board of Directors authorize a self-tender offer for all of JFC’s outstanding shares at or close to net asset value. If more than 50% of JFC’s outstanding shares are submitted for tender, then Ancora’s proposal contemplates that the tender offer be cancelled and that JFC be liquidated or converted into an exchange traded fund or an open-end mutual fund; and

•	the shareholders vote to terminate the investment advisory agreement with JF International Management Inc., the investment management arm of J.P. Morgan and investment adviser of JFC (“JFIMI”).

JFC’s Independent Directors intend to present shareholders with a clear recommendation ahead of the AGM regarding Ancora’s proposals. Such recommendation will reflect the views of both the Independent Directors and, as far as is possible, the consensus of shareholders. This letter sets out the Independent Directors’ views on Ancora’s proposals.

Background

It has been JFC Board policy to maintain an active dialogue with shareholders to ensure that shareholder interests were understood in the decision making of the Board. As examples, in recent years, the China A Share allocation was added to differentiate the Fund from other China focused funds; small and mid cap exposure has been encouraged; selective gearing has been adopted; and we have sought to grow the Fund through merger with other funds, something that we remain keen to pursue. Given the relatively limited size of the Fund and concentrated share register, the Independent Directors fully recognise that the future of the Fund is a collaborative effort with the shareholders.

Ancora

Ancora acquired shares in JFC in November 2015 after which it held a call with the J.P. Morgan management team to understand, in particular, the management of the discount and leverage. In response, J.P. Morgan emphasised that the Board had explored the use of traditional discount control measures (e.g., buybacks, tenders, etc.) but concluded that using the Fund’s assets in that way was not in shareholders’ best interests. J.P. Morgan restated the

Board’s emphasis on growing assets rather than attempting to manage the discount, particularly in the recent more turbulent markets in China.

J. P. Morgan explained to Ancora that the Fund had a core investor base who were focused more broadly than just the absolute level of the discount and that shareholders did not want to see liquidity reduced through buybacks, tenders and managed distributions.

Against such a background the Independent Directors, in 2015, engaged the services of Pristine Advisers, a company specializing in investor, public and media relations to help develop the Fund’s profile with the wider investment community.

The Independent Directors recommend that shareholders reject Ancora’s proposals based on the reasons set out below.

1.	Performance

JFC remains the best performing Greater China focused US closed end fund over the last 2, 3 and 5 years, as shown in the following table:

	1 year		2 years		3 years		5 years
	Return	Rank	Return	Rank	Return	Rank	Return	Rank
JFC	(21.31%)	4	(5.44%)	1	(2.22%)	1	(3.46%)	1
Aberdeen Greater China (GCH)	(17.53%)	1	(9.30%)	3	(19.62%)	4	(19.36%)	4
China Fund (CF)	(21.11)	3	(12.07%)	4	(3.07%)	2	(10.52%)	3
Templeton Dragon (TDF)	(19.68%)	2	(6.50%)	2	(16.67%)	3	(4.27%)	2
JFC Benchmark	(20.85%)		(0.44%)		(1.64%)		2.41%

Source: Morningstar. Data as at 29th February 2016. This chart shows cumulative NAV performance net of fees.

More specifically JFC has outperformed the J.P. Morgan China region open ended fund (“JCHAX”) - proposed by Ancora as a possible merger partner - by 3.6% over 3 years and by 2.1% over 5 years (to 29 February 2016). Shorter term performance has been impacted by the Fund’s greater exposure to China A Shares, given the volatility in the onshore domestic markets in the past year. However, the Independent Directors believe the exposure to China A Shares in JFC positions the Fund to better capture the growing investment opportunity set that more fully represents the domestic Chinese economy, especially as a result of increasing capital market liberalisation. Despite the near term volatility and the decline of the traditional industries in China, it is the Independent Directors’ belief that there are plenty of attractive long term opportunities in ‘New China’ businesses, many of which are driven by the domestic Chinese economy. Secular growth companies in consumer spending, healthcare and areas of technology remain the Fund’s key areas of focus.

Ancora has publicly compared JFC’s share price (not NAV) performance to S&P’s China ETF, JCHAX and the S&P 500. Each of these is an inappropriate comparison. JFC’s benchmark is a composite of the MSCI Golden Dragon Index (80%) and CSI 300 Index (20%). JFC (in NAV terms) has performed considerably better against its benchmark than it has against the comparisons selected by Ancora. The S&P China

ETF and the JCHAX both exclude China A Shares from their benchmarks while JFC’s contains a 20% allocation. This is also reflected in JFC’s portfolio which had a 20.2% allocation to China A Shares as at 29th February, 2016. The S&P 500 comparison needs no comment from us.

2.	Discount

The Independent Directors acknowledge that a discount of 10% is far from ideal but the absolute level of discount is reflected in the major fund peers in the US with the current discount range being 10-20%, as shown in the following table:

	18 Mar 16%	12m High %	12 Low %	1 Feb 16%	12m Average %
JFC	10.1	9.6	18.7	13.8	15.0
Aberdeen Greater China	14.3	9.8	18.0	15.6	14.7
China Fund	13.5	9.6	17.0	12.6	13.4
Templeton Dragon	13.4	9.0	17.9	14.0	13.6
China A Share (CAF)	19.4	11.4	32.5	19.7	20.6

Source: Bloomberg. As at 18th March 2016.

We believe that the absolute level of discount is in part a reflection of:

a.	the limited liquidity in JFC shares because its share register is so concentrated. If the Fund undertook buybacks or tenders this would only exacerbate this issue; and
b.	the performance of the underlying China markets as fund discounts are often the first to reflect underlying market trends.

But the level of discount for JFC is amongst the most stable/least volatile of the US China funds which bodes well for when market stability is returned to China and capital flows turn positive.

3.	Corporate Governance

The JFC Board (led by the Independent Directors) has sought to be in the vanguard of the corporate governance improvements sought by our shareholders, introducing majority voting for director elections/re-elections last year. The improvements in corporate governance sought by several of our shareholders, with which the JFC Board has agreed and supported, have been hard won.

Throughout the Fund’s active dialogue with shareholders in recent years there has been no apparent interest in the Fund undertaking buybacks or launching a tender. Rather, shareholders have understood the constraints under which the Fund has operated and, we believe, trusted the Board to ensure that their interests were treated as paramount and that the Fund was developed to service shareholder needs. We believe that we have demonstrated that we warranted that trust being placed in us. The Board and J.P. Morgan became aware of Ancora’s proposals when Ancora made its announcement last month and lodged a formal letter with the Fund.

4.	Ancora’s proposals

The Independent Directors do not believe that dispensing with JFIMI’s services or either outcome (liquidation or open ending via a merger) are in the best interests of JFC’s shareholders based on the following:

a.	The performance table above shows that investors have been well served by JFIMI. JFC is both a better longer term performer (in NAV terms) than its US listed peers as well as being sufficiently different in its investment policy and approach as to justify the continued engagement of JFIMI as investment advisor.

b.	Not only is JFC one of the better performing Greater China funds, its investment team (led by Howard Wang) is highly regarded and is one of the most experienced Greater China teams. While there is a China A Share fund and China funds with small / no A Share exposure, only JFC has the breadth of exposure to the whole Chinese market in one fund with a sizeable China A Share allocation. Losing that in the closed end fund form that allows investments to be made without being overly conscious of underlying liquidity would be a great shame.

c.	Liquidation would therefore reduce the China investment opportunity landscape materially for all investors in the US market, to their detriment.

d.	JCHAX may have the same management team and many of the same investments in its portfolio as JFC but it is a fundamentally different product. Primarily, compared to JFC, JCHAX has minimal exposure to China A Shares with its benchmark having a zero weighting and the fund having a 4.4% weighting as at 29 February 2016. This larger exposure to China A Shares may increase the volatility of JFC’s returns in the short term but arguably provides a ‘purer’ play on the long term growth of the Chinese economy. JFC has additional access to China A Shares through a Qualified Foreign Institutional Investor quota. As a closed ended investment company, JFC also has the ability to take on gearing for investment purposes, unlike JCHAX. This is something it uses tactically to take advantage of market opportunities. All of these are differentiating features of JFC introduced after discussion with shareholders and all, we believe, add to the Fund and its attractions to investors. Turning the ‘clock back’ seems wrong and is unwarranted. It is not something that we believe shareholders want.

In conclusion, we believe that Ancora’s real goal is not changing JFC’s investment adviser but rather to achieve the ultimate liquidation or open ending of JFC so that they may exit their 4.7% holding at/near NAV. In contrast to JFC’s stated purpose, Ancora is not seeking a longer term exposure to China but appears to be more opportunistic in their approach. While that may suit Ancora we do not believe that such an approach is in the interests of the majority of JFC’s shareholders who value what JFC offers to investors.

Yours sincerely,

/s/ The Rt. Hon. The Earl of Cromer

The Rt. Hon. The Earl of Cromer

Chairman

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE FUND

The Fund, the Independent Directors and JFIMI may be deemed to be participants in the solicitation of proxies of the Fund's Stockholders in connection with the Meeting.  Stockholders of the Fund may obtain information about the Independent Directors, along with the Fund's interested Directors and executive officers, including their beneficial ownership of shares of the Fund's common stock, and information about JFIMI, in the Proxy Materials and other relevant documents (when available) that may be filed by the Fund with the SEC in connection with the Meeting. This solicitation may be made via regular or electronic mail.  Ancora Catalyst Fund LP and Merlin Partners LP have already submitted a stockholder proposal and now submit an additional stockholder proposal, and they intend to solicit votes “for” the approval of each of the stockholder proposals.  Ancora Catalyst Fund LP and Merlin Partners LP will send a definitive proxy statement, white proxy card and related proxy materials to stockholders of the Company seeking their support of each of the stockholder proposals at the Company’s 2016 Annual Meeting of Stockholders. This solicitation recommends that you vote AGAINST Ancora’s proposals and FOR the election of Directors.

Shareholders and investors are urged to carefully read the proxy statement and other documents filed with the Securities and Exchange Commission (SEC) when they become available, because they will contain important information.

Shareholders and investors will be able to obtain a free copy of the proxy statement (if and when it becomes available) and other documents filed by the Fund with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Fund will be available free of charge on the Fund’s internet website at http:// http://www.jpmchinaregionfund.com